UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Earliest Event Reported): July 18, 2005

CYTRX CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-15327 (Commission File Number)	58-1642740 (I.R.S. Employer Identification No.)

11726 San Vicente Boulevard, Suite 650 Los Angeles, California (Address of Principal Executive Offices)	90049 (Zip Code)

(310) 826-5648
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement

     On July 18, 2005, the Board of Directors of CytRx Corporation (the “Company”) approved a schedule of cash compensation to be paid to the Company’s non-employee directors for the ensuing twelve months and unless and until changed. The non-employee directors will receive a quarterly retainer of $1,750 and a fee of $2,000 for each board meeting attended in person ($750 for meetings attended by teleconference and for consideration of board actions taken by unanimous written consent) and $1,000 for each committee meeting. Non-employee directors who chair the Board of Directors will receive an additional $250 for each meeting attended as the chair. Non-employee directors who chair a Board committee will receive an additional $1,250 for each meeting attended as the chair of the Audit Committee or the Compensation Committee and an additional $500 for each meeting attended as the chair of the Nomination and Governance Committee.

     Directors who also serve as officers of the Company do not receive any additional compensation for their service to the Company as members of the Board of Directors or any of its committees.

     In addition, on July 18, 2005, the Compensation Committee approved the payment of a $150,000 bonus to Steven Kriegsman, the Company’s President and Chief Executive Officer, for the twelve-month period ended July 15, 2005, in accordance with the terms of his employment agreement. The Compensation Committee also approved the payment of a $50,000 bonus to Dr. Mark Tepper, the Company’s Vice President and President of the CytRx Laboratories, the Company’s wholly-owned subsidiary, in accordance with the terms of his employment agreement. The bonus to Dr. Tepper will be paid in September 2005 with respect to the twelve-month period then ended.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 21, 2005	CYTRX CORPORATION
	By:	/s/ STEVEN A. KRIEGSMAN
Steven A. Kriegsman
Chief Executive Officer